Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Third Quarter 2014 Financial Results

AUM Grows 24% Year Over Year

Professional Management Revenue Grows 20% Year Over Year

Provides Outlook for Fiscal Year 2015

SUNNYVALE, Calif. – November 6, 2014 – Financial Engines (NASDAQ: FNGN), America’s largest independent investment advisori, today reported financial results for its third quarter ended September 30, 2014.

Financial results for the third quarter of 2014 compared to the third quarter of 2013:ii

•	Revenue increased 17% to $72.8 million for the third quarter of 2014 from $62.1 million for the third quarter of 2013.

•	Professional management revenue increased 20% to $63.2 million for the third quarter of 2014 from $52.5 million for the third quarter of 2013.

•	Net income was $9.0 million, or $0.17 per diluted share, for the third quarter of 2014 compared to $8.1 million, or $0.15 per diluted share, for the third quarter of 2013.

•	Non-GAAP Adjusted EBITDAii increased 14% to $24.5 million for the third quarter of 2014 from $21.4 million for the third quarter of 2013.

•	Non-GAAP Adjusted Net Incomeii increased 12% to $12.0 million for the third quarter of 2014 from $10.8 million for the third quarter of 2013.

•	Non-GAAP Adjusted Earnings Per Shareii increased 15% to $0.23 for the third quarter of 2014 from $0.20 for the third quarter of 2013.

Key operating metrics as of September 30, 2014:iii

•	Assets under contract (“AUC”) were $884 billion.

•	Assets under management (“AUM”) were $101.9 billion.

•	Members in Professional Management were over 839,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.2%iv.

[i]	For independence methodology and ranking, see InvestmentNews RIA Data Center. (http://data.investmentnews.com/ria/).
ii	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.
iii	Operating metrics include both advised and subadvised relationships.
iv	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2013.

“Customer reaction to our Social Security guidance and income planning service has been positive,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “We believe this enhancement to our offering represents a significant way to drive engagement, satisfaction, and enrollment with participants, and we plan to invest more in our near retiree offering.”

Review of Financial Results for the Third Quarter of 2014

Revenue increased 17% to $72.8 million for the third quarter of 2014 from $62.1 million for the third quarter of 2013. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 20% to $63.2 million for the third quarter of 2014 from $52.5 million for the third quarter of 2013.

Costs and expenses increased 17% to $57.8 million for the third quarter of 2014 from $49.4 million for the third quarter of 2013. This was due primarily to increases in fees paid to plan providers for connectivity to plan and plan participant data, wages, benefits, and employer payroll taxes due primarily to increased headcount and higher compensation, printed participant marketing and member materials expenses, and facilities-related expenses, partially offset by a decrease in cash incentive compensation expense.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 42% for the third quarter of 2014 compared to 40% for the third quarter of 2013.

Income from operations was $15.0 million for the third quarter of 2014 compared to $12.7 million for the third quarter of 2013. As a percentage of revenue, income from operations was 21% for the third quarter of 2014 compared to 20% for the third quarter of 2013.

Net income was $9.0 million, or $0.17 per diluted share, for the third quarter of 2014 compared to net income of $8.1 million, or $0.15 per diluted share, for the third quarter of 2013.

On a non-GAAP basis, Adjusted Net Incomeii was $12.0 million and Adjusted Earnings Per Shareii were $0.23 for the third quarter of 2014 compared to Adjusted Net Income of $10.8 million and Adjusted Earnings Per Share of $0.20 for the third quarter of 2013.

“In Q3, we added $6.5 billion of gross new enrollment, by far our largest quarter to date,” said Ray Sims, chief financial officer of Financial Engines. “We are very pleased by the robust new enrollment we saw during the quarter, and we remain focused on enhancing our offering to improve enrollment and retention to drive future growth.”

Assets Under Contract and Assets Under Management

AUC was $884 billion as of September 30, 2014, an increase of 18% from $752 billion as of September 30, 2013, due primarily to market performance, new employers making our services available, and contributions. AUC for plans in which the Income+ service has been made available was $217 billion as of September 30, 2014, an increase of 168% from $81 billion as of September 30, 2013.

AUM increased by 24% year over year to $101.9 billion as of September 30, 2014, from $82.0 billion as of September 30, 2013. The increase in AUM was driven primarily by net new enrollment into the Professional Management service, market performance, and contributions.

In billions	Q4’13	Q1’14	Q2’14	Q3’14
AUM, Beginning of Period	$82.0	$88.2	92.0	98.4
New Enrollment(1)	4.4	3.9	4.0	6.5
Voluntary Cancellations(2)	(1.6)	(1.5)	(1.2)	(1.5)
Involuntary Cancellations(3)	(1.8)	(1.2)	(1.4)	(1.2)
Contributions(4)	1.4	1.5	1.6	1.6
Market Movement and Other(5)	3.8	1.1	3.4	(1.9)

AUM, End of Period	$88.2	$92.0	98.4	101.9

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.
(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differ from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-Q to be filed for the period ended September 30, 2014.

Aggregate Investment Style Exposure for Portfolios Under Management

As of September 30, 2014, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	3%
Bonds	26%
Domestic Equity	45%
International Equity	26%

Total	100%

Quarterly Dividend

On October 30, 2014, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.06 per share of the Company’s common stock. The cash dividend will be paid on January 7, 2015 to stockholders of record as of the close of business on December 15, 2014.

Stock Repurchase Program

On November 5, 2014, Financial Engines’ Board of Directors approved a stock repurchase program under which we may begin purchasing up to $50 million of our Common Stock over the next twelve months.

Any stock repurchases may be made through open market and privately negotiated transactions, at the times and in such amounts as management deems appropriate, and may or may not be made pursuant to one or more Rule 10b5-1 trading plans adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. Under a Rule 10b5-1 trading plan, the Company may repurchase its shares regardless of any subsequent possession of material nonpublic information. The timing and amount of stock repurchased, if any, will depend on a variety of factors including stock price, market conditions, corporate and regulatory requirements (including applicable securities laws and regulations and the rules of The NASDAQ Stock Market), any additional constraints related to material inside information the Company may possess, and capital availability. The Company has no commitment to make any repurchases. The repurchase program may be modified, extended or terminated by the board of directors at any time and there is no guarantee as to the exact number of shares, if any, that will be repurchased under the program. The repurchase is expected be funded by available working capital.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at November 3, 2014 levels, the Company estimates that its 2014 revenue will be in the range of $279 million to $281 million, and its 2014 non-GAAP Adjusted EBITDA will be $100 million plus or minus $1 million.

Based on financial markets remaining at November 3, 2014 levels, the Company estimates that its 2015 revenue will be in the range of $309 million and $315 million and 2015 non-GAAP adjusted EBITDA will be in the range of $94 million to $98 million. Under typical market conditions, the Company estimates that 2015 revenue will be in the range of $321 million to $327 million and non-GAAP adjusted EBITDA will be in the range of $101 million to $105 million.

While we expect Adjusted EBITDA to increase in 2015, we anticipate it will grow at a slower rate than revenue. There are a few factors driving this:

•	The comparison of year-over-year variable cash incentive compensation expense is impacted by our 2014 performance, resulting in approximately $7 million less expense in 2014 than if we had accrued cash incentive compensation expense at 100% of target. Our 2015 outlook assumes cash incentive compensation will be accrued at target.

•	In our outlook, we have assumed that printed enrollment material expenses will increase by $2-3 million in 2015 due to the possibility that some of our refreshed campaign designs and content may not qualify for capitalization as direct-response advertising. While our cash spending for printed enrollment material will be consistent with historical trends, more of these costs will be expensed and less will be capitalized than previously has been the case.

•	The bulk of our additional investment in 2015 will be in people, technology and infrastructure to enable growth.

Conference Call

The Company will host a conference call to discuss third quarter 2014 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 300-8521, or for international callers, (412) 317-6026. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10053348. The replay will remain available until Friday, November 14, 2014, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines is America’s largest independent investment advisor. We help people make the most of their retirement assets by providing professional investment management and advice.

Headquartered in Sunnyvale, CA, Financial Engines was co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe. Today, we offer retirement help to more than nine million employees across 600 companies nationwide (including 145 of the Fortune 500). Our investment methodology, combined with powerful online services, dedicated advisor center and personal attention allow us to help more Americans get on the path to a secure retirement.

For more information, visit www.financialengines.com.

All advisory services provided by Financial Engines Advisors, L.L.C., a federally registered investment advisor and wholly-owned subsidiary of Financial Engines, Inc. Financial Engines does not guarantee future results.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, including factors which may impact our outlook, benefits of our services, objectives and growth strategy, investments in our services, our focus on taking advantage of our market opportunity, the benefits of our non-GAAP financial measures, and the anticipated amount, duration, methods, timing and other aspects of our stock repurchase program. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment, and risks associated with our fiduciary obligations. In addition, any negative impact on our operating results and financial condition as a result of the foregoing or other risks, including any unforeseen need for capital which may require us to divert funds we may have otherwise used for the stock repurchase program, may in turn negatively impact our ability to administer the repurchase of our common stock. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2013, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or November 6, 2014 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,	September 30,
	2013	2014
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$126,003	$131,040
Short-term investments	120,027	164,904
Accounts receivable, net	63,805	68,817
Prepaid expenses	3,271	4,196
Deferred tax assets	17,363	12,787
Other current assets	3,326	4,754

Total current assets	333,795	386,498
Property and equipment, net	15,273	19,977
Internal use software, net	8,530	6,774
Long-term deferred tax assets	4,989	4,989
Direct response advertising, net	9,717	8,413
Other assets	3,377	3,419

Total assets	$375,681	$430,070

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,801	$23,457
Accrued compensation	14,138	8,292
Deferred revenue	7,868	7,815
Dividend payable	2,540	3,112
Other current liabilities	959	1,167

Total current liabilities	46,306	43,843
Long-term deferred revenue	714	451
Long-term deferred rent	6,644	8,632
Other liabilities	131	2,913

Total liabilities	53,795	55,839

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2013 and September 30, 2014; None issued or outstanding as of December 31, 2013 and September 30, 2014	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2013 and September 30, 2014; 50,890 and 51,912 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	5	5
Additional paid-in capital	361,955	396,707
Accumulated deficit	(40,074)	(22,481)

Total stockholders’ equity	321,886	374,231

Total liabilities and stockholders’ equity	$375,681	$430,070

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2014	2013	2014
	(In thousands, except per share data)
Revenue:
Professional management	$52,498	$63,226	$146,453	$181,030
Platform	8,484	8,316	24,987	24,828
Other	1,103	1,209	2,290	2,559

Total revenue	62,085	72,751	173,730	208,417

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	24,643	30,280	67,117	83,436
Research and development	7,260	7,460	22,527	22,392
Sales and marketing	10,429	12,907	31,692	36,607
General and administrative	5,402	5,549	15,367	16,995
Amortization of internal use software	1,633	1,574	4,993	4,709

Total costs and expenses	49,367	57,770	141,696	164,139

Income from operations	12,718	14,981	32,034	44,278
Interest income, net	19	44	29	121
Other income (expense), net	(10)	(4)	(10)	(1)

Income before income taxes	12,727	15,021	32,053	44,398
Income tax expense	4,581	6,014	11,372	17,520

Net and comprehensive income	$8,146	$9,007	$20,681	$26,878

Dividends declared per share of common stock	$0.05	$0.06	$0.15	$0.18
Net income per share attributable to holders of common stock
Basic	$0.16	$0.17	$0.42	$0.52
Diluted	$0.15	$0.17	$0.40	$0.50
Shares used to compute net income per share attributable to holders of common stock
Basic	49,934	51,811	49,145	51,481
Diluted	52,677	53,312	52,074	53,286

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2013	2014
	(In thousands)
Cash flows from operating activities:
Net income	$20,681	$26,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,888	3,493
Amortization of internal use software	4,679	4,432
Stock-based compensation	10,442	14,745
Amortization of deferred sales commissions	1,432	1,173
Amortization and impairment of direct response advertising	4,491	4,631
Amortization of premium (discount) on short-term investments	1	(22)
Provision for doubtful accounts	298	472
Deferred tax assets	8,357	6,936
Loss (gain) on fixed asset disposal	—	(8)
Excess tax benefit associated with stock-based compensation	(2,822)	(10,363)
Changes in operating assets and liabilities:
Accounts receivable	(10,959)	(5,484)
Prepaid expenses	(649)	(926)
Direct response advertising	(4,215)	(3,301)
Other assets	(718)	(2,643)
Accounts payable	6,247	11,293
Accrued compensation	(733)	(5,845)
Deferred revenue	(443)	(316)
Deferred rent	26	2,152

Net cash provided by operating activities	39,003	47,297

Cash flows from investing activities:
Purchase of property and equipment	(3,065)	(6,137)
Sale of property and equipment	—	8
Capitalization of internal use software	(3,345)	(2,743)
Release of restricted cash	759	—
Purchases of short-term investments	(90,028)	(134,854)
Maturities of short-term investments	—	90,000

Net cash used in investing activities	(95,679)	(53,726)

Cash flows from financing activities:
Payments on capital lease obligations	(48)	(77)
Excess tax benefit associated with stock-based compensation	2,822	10,363
Net share settlements for minimum tax withholdings	—	(135)
Proceeds from issuance of common stock	19,531	10,028
Cash dividend payments	(4,911)	(8,713)

Net cash provided by financing activities	17,394	11,466

Net increase (decrease) in cash and cash equivalents	(39,282)	5,037
Cash and cash equivalents, beginning of period	181,231	126,003

Cash and cash equivalents, end of period	$141,949	$131,040

Supplemental cash flows information:
Income taxes paid, net of refunds	$506	$232
Interest paid	$7	$9
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$34	$169
Unpaid purchases of property and equipment	$477	$2,954
Capitalized stock-based compensation for internal use software	$202	$210
Capitalized stock-based compensation for direct response advertising	$54	$78
Dividends declared but not yet paid	$2,511	$3,112

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP Adjusted EBITDA	2013	2014	2013	2014
	(In thousands, unaudited)
Net income	$8,146	$9,007	$20,681	$26,878
Interest income, net	(19)	(44)	(29)	(121)
Income tax expense	4,581	6,014	11,372	17,520
Depreciation and amortization	967	1,261	2,888	3,493
Amortization of internal use software	1,534	1,479	4,679	4,432
Amortization and impairment of direct response advertising	1,521	1,534	4,491	4,631
Amortization of deferred sales commissions	465	369	1,432	1,173
Stock-based compensation	4,232	4,895	10,442	14,745

Non-GAAP Adjusted EBITDA	$21,427	$24,515	$55,956	$72,751

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Non-GAAP Adjusted Net Income	2013	2014	2013	2014
	(In thousands, except per share data, unaudited)
Net income	$8,146	$9,007	$20,681	$26,878
Stock-based compensation, net of tax (1)	2,615	3,025	6,453	9,112

Non-GAAP Adjusted Net Income	$10,761	$12,032	$27,134	$35,990

Non-GAAP Adjusted Earnings Per Share	$0.20	$0.23	$0.52	$0.68
Shares of common stock outstanding	49,934	51,811	49,145	51,481
Dilutive stock options, RSUs and PSUs	2,743	1,501	2,929	1,805

Non-GAAP adjusted common shares outstanding	52,677	53,312	52,074	53,286

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.